Mid Cap Growth

Shareholder meeting
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 11,700,644 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                  WITHHELD
                                FOR               AUTHORITY
James F. Carlin                 11,442,183        258,461
Richard P. Chapman, Jr.         11,459,078        241,566
William H. Cunningham           11,441,776        258,868
Ronald R. Dion                  11,451,594        249,050
Charles L. Ladner               11,460,509        240,135
Dr. John A. Moore               11,461,587        239,057
Patti McGill Peterson           11,435,141        265,503
Steven R. Pruchansky            11,461,625        239,019
James A. Shepherdson            11,459,267        241,377